SUB-ITEM 77C: Submission of Matters to a Vote of Security
Holders

          A special meeting of shareholders of the International Focus Portfolio was held on April 11, 2003, at the offices of the Fund at 466 Lexington Avenue, New York, New York, 10017-3140.
The following matters were voted upon by the shareholders and the resulting votes are presented below:

   Proposal           For          Against       Abstain

Approval of        4,378,131.574   3,666.00     303,804.00
proposal to
modify
investment
restriction on
borrowing.

Approval of        4,378,132.574   3,278.00     304,191.00
proposal to
modify
investment
restriction on
lending.

Approval of        4,378,085.574   3,712.00     303,804.00
proposal to
modify
investment
restriction on
real estate
investments.

Approval of        4,377,698.574   3,712.00     304,191.00
proposal to
eliminate
investment
restriction on
short sales.

Approval of        4,378,443.574   3,354.00     303,804.00
proposal to
eliminate
investment
restriction on
margin
transactions.

Approval of        4,378,085.574   3,712.00     303,804.00
proposal to
eliminate
investment
restriction on
oil, gas, and
mineral
programs.

Approval of        4,380,360.574   1,437.00     303,804.00
proposal to
eliminate
investment
restriction on
unseasoned issuers.

Approval of        4,378,519.574   3,278.00     303,804.00
proposal to
eliminate
investment
restriction on
pledging.

Approval of        4,381,418.574     379.00     303,804.00
proposal to
eliminate
investment
restriction on
investing in
other investment
companies.

Approval of        4,374,676.574   7,121.00     303,804.00
proposal to
eliminate
investment
restriction on
10% per issuer
limit.

Approval of        4,376,150.574   5,647.00     303,804.00
proposal to
change
investment
objective from
fundamental to
non-
fundamental.